Exhibit 99.3

PUGET ENERGY, INC.

LETTER TO DEPOSITORY TRUST COMPANY PARTICIPANTS

FOR TENDER OF ALL OUTSTANDING

$450,000,000 7.000% FIXED-TO-FIXED RESET RATE JUNIOR SUBORDINATED NOTES DUE 2056, SERIES A

IN EXCHANGE FOR

REGISTERED

$450,000,000 7.000% FIXED-TO-FIXED RESET RATE JUNIOR SUBORDINATED NOTES DUE 2056, SERIES A

AND

$450,000,000 7.250% FIXED-TO-FIXED RESET RATE JUNIOR SUBORDINATED NOTES DUE 2056, SERIES B

IN EXCHANGE FOR

REGISTERED

$450,000,000 7.250% FIXED-TO-FIXED RESET RATE JUNIOR SUBORDINATED NOTES DUE 2056, SERIES B

THE EXCHANGE OFFERS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON     , 2026, UNLESS EXTENDED (THE “EXPIRATION DATE”). NOTES TENDERED IN EACH SUCH EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

To Depository Trust Company Participants:

We are enclosing a prospectus dated      , 2026 of Puget Energy, Inc. (the “Company”) and the related letter of transmittal. These two documents constitute the Company’s offers to exchange its (i) $450,000,000 7.000% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2056, Series A, and (ii) $450,000,000 7.250% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2056, Series B (together, the “Exchange Notes”), the issuance of which has been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its issued and outstanding (i) $450,000,000 7.000% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2056, Series A, and (ii) $450,000,000 7.250% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2056, Series B (together, the “Original Notes”) (the “Exchange Offers”). Additionally, we have included a notice of guaranteed delivery and a letter that may be sent to your clients for whose account you hold Original Notes in your name or in the name of your nominee, with space provided for obtaining such client’s instruction with regard to the Exchange Offers.

We urge you to contact your clients promptly. Please note that the Exchange Offers will expire on the Expiration Date unless extended.

The Exchange Offers for Original Notes are not conditioned upon any minimum aggregate principal amount of Original Notes of either series being tendered for exchange.

Pursuant to the letter of transmittal, each holder of Original Notes will represent to the Company that (i) such person is not an “affiliate,” as defined in Rule 405 under the Securities Act, of the Company, (ii) such person is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes, and (iii) any Exchange Notes received are being acquired in the ordinary course of business of the person receiving such Exchange Notes. In addition, each holder of Original Notes will represent to the Company that if such person is a broker-dealer that will receive Exchange Notes for its own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities, it will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, it will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The enclosed Letter to Clients contains an authorization by the beneficial owners of the Original Notes for you to make the foregoing representations.

The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Original Notes pursuant to the Exchange Offers. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Original Notes to it, except as otherwise provided in Instruction 7 of the enclosed letter of transmittal.

Additional copies of the enclosed material may be obtained by contacting the Exchange Agent.